CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2016, relating to the consolidated financial statements of U.S. Geothermal, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP
Seattle, Washington
June 20, 2016